Lake Shore Bancorp, Inc. Announces

Fourth Quarter 2024 and Year End Financial Results

DUNKIRK, N.Y. — January 24, 2025 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.5 million, or $0.26 per diluted share, for the fourth quarter of 2024 compared to net income of $749,000, or $0.13 per diluted share, for the fourth quarter of 2023. For the year ended December 31, 2024, the Company reported unaudited net income of $4.9 million, or $0.88 per diluted share, as compared to $4.8 million, or $0.82 per diluted share for the year ended December 31, 2023. The Company's 2024 financial performance was positively impacted by a decrease in non-interest expenses as a result of efforts to optimize operating expenses while reducing its reliance on wholesale funding by $41.0 million.

"2024 was a momentous year for Lake Shore as we achieved our goal to exit early the OCC’s Consent Order, reinstituted quarterly dividend payments to shareholders and grew earnings per share," stated Kim C. Liddell, President, CEO, and Director. "We anticipate a challenging earnings environment in 2025 and will continue efforts to steadily increase value for our shareholders."

Fourth Quarter 2024 and Full Year Financial Highlights:

•
Net income increased to $1.5 million during the fourth quarter of 2024, an increase of $720,000, or 96.1%, when compared to the fourth quarter of 2023. Net income was positively impacted by an increase in the credit to the provision for credit losses of $581,000, partially offset by a decrease in net interest income of $217,000, or 3.9%;
•
Net income increased to $4.9 million during the year ended December 31, 2024, an increase of $111,000, or 2.3%, when compared to the year ended December 31, 2023. Net income was positively impacted by a decrease in non-interest expense of $1.8 million, or 8.4%, and an increase in non-interest income of $669,000, or 25.4%;
•
Net interest margin increased to 3.31% during the fourth quarter of 2024, an increase of three basis points when compared to net interest margin of 3.28% during the third quarter of 2024;
•
Reduced reliance on wholesale funding by not renewing $16.0 million of brokered CDs and repaying $25.0 million of FHLBNY borrowings during the year ended December 31, 2024;
•
At December 31, 2024 and December 31, 2023, the Company’s percentage of uninsured deposits to total deposits was 13.5% and 12.8%, respectively;
•
Book value per share increased 3.3% to $15.67 per share at December 31, 2024 as compared to $15.17 per share at December 31, 2023; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 13.83% and a Total Risk-Based Capital ratio of 18.79% at December 31, 2024.

Net Interest Income

Net interest income for the fourth quarter of 2024 marginally decreased by $42,000, or 0.8%, to $5.3 million as compared to $5.4 million for the third quarter of 2024 and decreased $217,000, or 3.9%, as compared to $5.6 million for the fourth quarter of 2023. Net interest margin and interest rate spread were 3.31% and 2.72%, respectively, for the fourth quarter of 2024 as compared to 3.28% and 2.67%, respectively, for the third quarter of 2024 and 3.34% and 2.83%, respectively, for the fourth quarter of 2023.

Net interest income for the year ended December 31, 2024 decreased $3.3 million, or 13.5%, to $21.1 million as compared to $24.4 million for the year ended December 31, 2023. Net interest margin and interest rate spread were 3.21% and 2.62%, respectively, for the year ended December 31, 2024 as compared to 3.62% and 3.23%, respectively, for the year ended December 31, 2023.

Interest income for the fourth quarter of 2024 was $8.6 million, a decrease of $261,000, or 2.9%, compared to $8.9 million for the third quarter of 2024, and a decrease of $23,000, or 0.3%, compared to $8.6 million for the fourth quarter of 2023.

The decrease in interest income from the prior quarter was primarily due to a decrease in the average balance of interest-earning assets of $11.8 million, or 1.8%, as well as a six basis points decrease in the average yield on interest-earning assets. Interest earned on interest-earning deposits decreased by $217,000, or 30.3%, due to a 65 basis points decrease in average yield and an $11.2 million decrease in the average balance of interest-earning deposits during the fourth quarter of 2024.

The decrease in interest income from the prior year quarter was primarily due to a $20.3 million, or 3.0%, decrease in the average balance of interest-earning assets. The decrease was partially offset by a 15 basis points increase in the average yield on interest-earning assets. During the fourth quarter of 2024 as compared to the same period in 2023, there was a $92,000 decrease in interest earned on interest-earning deposits due to a 65 basis points decrease in the average yield earned on interest earning deposits and a $51,000 decrease in interest earned on securities due to a 36 basis points decrease in the average yield on the securities portfolio. These decreases were partially offset by a $120,000 increase in interest income on loans due to a 28 basis points increase in the average yield on loans.

Interest income for the year ended December 31, 2024 was $34.8 million, an increase of $1.0 million, or 3.1%, compared to $33.8 million for the year ended December 31, 2023. The increase was due to a 28 basis points increase in the average yield on interest-earning assets primarily due to an increase in the average interest rate earned on loans. During the year ended December 31, 2024 as compared to 2023, there was a $704,000 increase in interest income on loans due to a 32 basis points increase in the average yield on loans, partially offset by a decrease in the average balance of loans of $19.8 million, or 3.5%. Interest income on interest-earning deposits increased to $2.5 million in 2024, an increase of $655,000, or 36.3%, from $1.8 million in 2023, due to a 17 basis points increase in average yield and an $11.7 million increase in the average balance of interest-earning deposits.

Interest expense for the fourth quarter of 2024 was $3.2 million, a decrease of $219,000, or 6.3%, from the third quarter of 2024, and an increase of $194,000, or 6.4%, from $3.1 million for the fourth quarter of 2023.

The decrease in interest expense when compared to the previous quarter was primarily due to a $11.7 million, or 2.3%, decrease in the average balance of interest-bearing liabilities and an 11 basis points decrease in the average rate paid. During the fourth quarter of 2024 as compared to the previous quarter, interest expense on deposits decreased by $176,000, or 5.3%, due to a $1.8 million decrease in the average balance of deposits and a 13 basis points decrease in the average rate paid on deposit accounts. Average interest-bearing deposit balances were $487.5 million, a 0.4% decrease during the fourth quarter of 2024 when compared to the previous quarter due to a decrease in the average balance of all deposit categories with the exception of money market accounts. Interest expense on borrowed funds and other interest-bearing liabilities decreased by $43,000 due to a $9.8 million, or 48.0%, decrease in the average balance of borrowed funds and other interest-bearing liabilities due to the repayment of our FHLBNY borrowings during the second half of 2024.

The increase in interest expense when compared to the prior year quarter was primarily due to a 26 basis points increase in average interest paid on interest-bearing liabilities. During the fourth quarter of 2024 as compared to the same period in 2023, there was a $324,000 increase in interest paid on time deposit accounts due to a 60 basis points increase in the average interest rate paid on time deposits. The increase in the average rate paid on time deposit accounts was primarily due to the increase in market interest rates and deposit competition. Average deposit balances increased 0.9% during the fourth quarter of 2024 from the fourth quarter of 2023, due to an increase in average money market accounts when compared to the same period of 2023. During the fourth quarter of 2024, interest expense on borrowed funds and other interest-bearing liabilities decreased by $212,000, or 66.7%, compared to the fourth quarter of 2023, primarily due to a $25.8 million decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of our FHLBNY borrowings during 2024.

Interest expense for the year ended December 31, 2024 was $13.7 million, an increase of $4.3 million, or 46.2%, from $9.4 million for the year ended December 31, 2023. The increase in interest expense was primarily due to an 89 basis points increase in average interest paid on interest-bearing liabilities. During the year ended December 31, 2024 as compared to 2023, there was a $3.1 million increase in interest paid on time deposit accounts due to a 122 basis points increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $14.6 million, or 7.1%. The increase in the average rate paid on time deposit accounts was primarily due to the increase in market interest rates and deposit competition over the course of 2023 and into 2024. Average interest-bearing deposit balances were $491.9 million, a 1.2% increase during the year ended December 31, 2024, resulting from an increase in average time deposits and average money market accounts since December 31, 2023. During the year ended December 31, 2024, interest expense on borrowed funds and other interest-bearing liabilities decreased by $664,000, or 50.0%, compared to the year ended December 31, 2023, primarily due to a $17.2 million decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of our FHLBNY borrowings during 2024.

Non-Interest Income

Non-interest income was $1.1 million for the fourth quarter of 2024, an increase of $277,000, or 35.0%, as compared to $791,000 for the third quarter of 2024, and an increase of $145,000, or 15.7%, as compared to $923,000 for the fourth quarter of 2023. The increase from the prior quarter was primarily due to a $161,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter 2024, a $65,000 increase in earnings on bank-owned life insurance during the fourth quarter as the result of the recognition of a death benefit, and an increase of $51,000 in unrealized gains on equity securities held in the Bank’s investment portfolio. The increase from the prior year quarter was primarily due to a $161,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter of 2024.

Non-interest income was $3.3 million for the year ended December 31, 2024, an increase of $669,000, or 25.4%, as compared to the year ended December 31, 2023. The increase was primarily due to a $313,000 increase in earnings on bank-owned life insurance in connection with the restructuring of bank-owned life insurance during the fourth quarter of 2023 and the recognition of death benefits during the second half of 2024, as well as a $161,000 increase in earnings on annuities purchased in the fourth quarter of 2024. The increases were partially offset by a decrease in debit card fees of $30,000, or 3.5% during the year ended December 31, 2024 when compared to the year ended December 31, 2023.

Non-Interest Expense

Non-interest expense was $5.3 million for the fourth quarter of 2024, an increase of $72,000, or 1.4%, as compared to $5.2 million for the fourth quarter of 2023. The increase from the prior year quarter was primarily related to an increase in salaries and wages expense of $406,000, or 14.0%, which was partially offset by all other non-interest expense categories, with the exception of postage and supplies expense.

Non-interest expense was $20.0 million for the year ended December 31, 2024, a decrease of $1.8 million, or 8.4%, as compared to $21.8 million for the year ended December 31, 2023. The decrease primarily related to a decline in professional services expenses of $1.0 million, or 41.8%, as a result of a decrease in the use of external consultants. Advertising costs decreased by $484,000, or 83.7%, due to a decrease in marketing spending, and FDIC insurance expense decreased by $317,000, or 28.5%, during the year ended December 31, 2024 due to a decrease in premium assessments. Additionally, occupancy and equipment costs decreased by $194,000, or 6.7%, as the result of efforts to optimize operating expenses. These decreases were partially offset by an increase in salaries and employee benefits expense of $198,000, or 1.8%, as well as an increase in data processing costs of $41,000, or 2.3%, for the year ended December 31, 2024 when compared to the year ended December 31, 2023.

Income Tax Expense

Income tax expense was $278,000 for the fourth quarter of 2024, an increase of $20,000, or 7.8%, as compared to $258,000 for the third quarter of 2024, and a decrease of $283,000, or 50.4%, as compared to $561,000 for the fourth quarter of 2023. The increase in income tax expense from the prior quarter was primarily related to the increase in taxable income earned during the current quarter. The decrease in income tax expense from the prior year quarter was due to a restructuring of bank-owned life insurance in 2023 which resulted in additional taxable income in 2023 and an increase in non-taxable income in 2024 as the result of higher earnings on policies owned.

Income tax expense was $935,000 for the year ended December 31, 2024, a decrease of $464,000, or 33.2%, as compared to $1.4 million for the year ended December 31, 2023. The decrease in income tax expense for the year ended December 31, 2024 when compared to the year ended December 31, 2023 was due to a restructuring of bank-owned life insurance in 2023 which resulted in additional taxable income in 2023 and an increase in non-taxable income in 2024 as the result of higher earnings on policies owned.

Credit Quality

The Company’s allowance for credit losses on loans was $5.1 million as of December 31, 2024 as compared to $6.5 million as of December 31, 2023. The Company’s allowance for credit losses on unfunded commitments was $314,000 as of December 31, 2024 as compared to $485,000 as of December 31, 2023. Non-performing assets as a percent of total assets increased to 0.55% at December 31, 2024 as compared to 0.47% at December 31, 2023, due to a decrease in total assets of $39.6 million, or 5.5%, and an increase in non-performing assets of $423,000, or 12.5%. The Company’s allowance for credit losses on loans as a percent of net loans was 0.93% at December 31, 2024 and 1.16% at December 31, 2023.

The Company recorded a credit to the provision for credit losses of $613,000 for the fourth quarter of 2024 and $1.5 million for the year ended December 31, 2024. For the year ended December 31, 2024, $1.3 million of the credit to the provision for credit losses related to the loan portfolio and $171,000 related to the reserve for unfunded commitments.

The decrease in the allowance for credit losses on loans and the corresponding credit to the provision for credit losses recognized during the year ended December 31, 2024 was the result of a decrease in the quantitative loss factors derived from historical loss rates calculated in the vintage model as well as a decrease in the qualitative loss factors derived from both current and forecasted economic trends.

Balance Sheet Summary

Total assets at December 31, 2024 were $685.5 million, a $39.6 million decrease, or 5.5%, as compared to $725.1 million at December 31, 2023. Cash and cash equivalents decreased by $20.6 million, or 38.3%, from $53.7 million at December 31, 2023 to $33.1 million at December 31, 2024. The decrease was primarily due to a decrease in long-term debt due to the repayment of FHLBNY borrowings of $25.0 million in 2024 and a decrease in total deposits of $17.9 million due to the non-renewal of $16.0 million of brokered CDs in 2024. The decrease in cash and cash equivalents was partially offset by a decrease in net loans of $11.2 million, or 2.0%. Securities available for sale were $56.5 million at December 31, 2024 as compared to $60.4 million at December 31, 2023 primarily due to repayments during 2024 and a decrease in the market value of the securities. Net loans receivable at December 31, 2024 and December 31, 2023 were $544.6 million and $555.8 million, respectively. Total deposits at December 31, 2024 were $573.0 million, a decrease of $17.9 million, or 3.0%, compared to $590.9 million at December 31, 2023. Total borrowings decreased to $10.3 million at December 31, 2024, a decrease of $25.0 million, or 70.9%, as compared to $35.3 million as of December 31, 2023.

Stockholders’ equity at December 31, 2024 was $89.9 million, a $3.6 million increase, or 4.2%, as compared to $86.3 million at December 31, 2023. The increase in stockholders’ equity was primarily attributed to $4.9 million in net income earned during 2024.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, compliance with the Written Agreement with the Federal Reserve Bank of Philadelphia, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Taylor M. Gilden

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1065

Selected Financial Condition Data

	December 31,	December 31,
	2024	2023
	(Unaudited)
	(Dollars in thousands)

Total assets	$685,504	$725,118
Cash and cash equivalents	33,131	53,730
Securities available for sale	56,495	60,442
Loans receivable, net	544,620	555,828
Deposits	572,978	590,924
Long-term debt	10,250	35,250
Stockholders’ equity	89,868	86,273

Statements of Income

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$8,590	$8,613	$34,804	$33,755
Interest expense	3,249	3,055	13,741	9,397
Net interest income	5,341	5,558	21,063	24,358
(Credit) provision for credit losses	(613)	(32)	(1,479)	(1,043)
Net interest income after (credit) provision for credit losses	5,954	5,590	22,542	25,401
Total non-interest income	1,068	923	3,304	2,635
Total non-interest expense	5,275	5,203	19,980	21,817
Income before income taxes	1,747	1,310	5,866	6,219
Income tax expense	278	561	935	1,399
Net income	$1,469	$749	$4,931	$4,820
Basic and diluted earnings per share	$0.26	$0.13	$0.88	$0.82

Selected Financial Ratios
Return on average assets	0.85%	0.42%	0.70%	0.67%
Return on average equity	6.52%	3.60%	5.62%	5.78%
Average interest-earning assets to average interest-bearing liabilities	129.46%	127.96%	127.88%	128.06%
Interest rate spread	2.72%	2.83%	2.62%	3.23%
Net interest margin	3.31%	3.34%	3.21%	3.62%

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Quarter Ended			For the Quarter Ended
	December 31, 2024			December 31, 2023
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$43,366	$499	4.60%	$45,063	$591	5.25%
Securities(1)	61,137	388	2.54%	60,635	439	2.90%
Loans, including fees	540,376	7,703	5.70%	559,432	7,583	5.42%
Total interest-earning assets	644,879	8,590	5.33%	665,130	8,613	5.18%
Other assets	49,207			47,143
Total assets	$694,086			$712,273

Interest-bearing liabilities
Demand & NOW accounts	$64,465	$15	0.09%	$72,182	$18	0.10%
Money market accounts	153,407	912	2.38%	130,813	823	2.52%
Savings accounts	55,451	9	0.06%	66,115	13	0.08%
Time deposits	214,150	2,207	4.12%	214,203	1,883	3.52%
Borrowed funds & other interest-bearing liabilities	10,641	106	3.98%	36,476	318	3.49%
Total interest-bearing liabilities	498,114	3,249	2.61%	519,789	3,055	2.35%
Other non-interest bearing liabilities	105,881			109,309
Stockholders' equity	90,091			83,175
Total liabilities & stockholders' equity	$694,086			$712,273
Net interest income		$5,341			$5,558
Interest rate spread			2.72%			2.83%
Net interest margin			3.31%			3.34%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.91% and 3.80% for the three months ended December 31, 2024 and 2023, respectively.

(2) Annualized.

Average Balance Sheets, Interest, and Rates (Annual Comparison)

	For the Year Ended			For the Year Ended
	December 31, 2024			December 31, 2023
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$48,639	$2,460	5.06%	$36,948	$1,805	4.89%
Securities(1)	60,347	1,631	2.70%	67,840	1,941	2.86%
Loans, including fees	547,525	30,713	5.61%	567,319	30,009	5.29%
Total interest-earning assets	656,511	34,804	5.30%	672,107	33,755	5.02%
Other assets	49,629			46,057
Total assets	$706,140			$718,164

Interest-bearing liabilities
Demand & NOW accounts	$67,023	$64	0.10%	$76,495	$75	0.10%
Money market accounts	144,926	3,811	2.63%	132,816	1,914	1.44%
Savings accounts	59,095	40	0.07%	70,600	47	0.07%
Time deposits	220,856	9,162	4.15%	206,218	6,033	2.93%
Borrowed funds & other interest-bearing liabilities	21,465	664	3.09%	38,701	1,328	3.43%
Total interest-bearing liabilities	513,365	13,741	2.68%	524,830	9,397	1.79%
Other non-interest bearing liabilities	105,018			109,907
Stockholders' equity	87,757			83,427
Total liabilities & stockholders' equity	$706,140			$718,164
Net interest income		$21,063			$24,358
Interest rate spread			2.62%			3.23%
Net interest margin			3.21%			3.62%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.08% and 3.27% for the year ended December 31, 2024 and 2023, respectively.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data
Total assets	$685,504	$697,596	$711,042	$717,582	$725,118
Cash and cash equivalents	33,131	49,981	60,987	54,953	53,730
Securities available for sale	56,495	58,782	57,309	58,682	60,442
Loans receivable, net	544,620	539,005	544,337	555,455	555,828
Deposits	572,978	587,563	589,395	594,704	590,924
Long-term debt	10,250	10,250	23,250	25,250	35,250
Stockholders’ equity	89,868	89,877	86,932	86,510	86,273

Condensed Statements of Income
Interest income	$8,590	$8,851	$8,754	$8,609	$8,613
Interest expense	3,249	3,468	3,548	3,476	3,055
Net interest income	5,341	5,383	5,206	5,133	5,558
(Credit) provision for credit losses	(613)	(229)	(285)	(352)	(32)
Net interest income after (credit) provision for credit losses	5,954	5,612	5,491	5,485	5,590
Total non-interest income	1,068	791	738	707	923
Total non-interest expense	5,275	4,813	4,897	4,995	5,203
Income before income taxes	1,747	1,590	1,332	1,197	1,310
Income tax expense	278	258	216	183	561
Net income	$1,469	$1,332	$1,116	$1,014	$749
Basic and diluted earnings per share	$0.26	$0.24	$0.19	$0.17	$0.13

Selected Financial Ratios
Return on average assets	0.85%	0.76%	0.63%	0.57%	0.42%
Return on average equity	6.52%	6.03%	5.19%	4.69%	3.60%
Average interest-earning assets to average interest-bearing liabilities	129.46%	128.81%	127.00%	126.33%	127.96%
Interest rate spread	2.72%	2.67%	2.56%	2.55%	2.83%
Net interest margin	3.31%	3.28%	3.14%	3.10%	3.34%
Efficiency ratio	82.30%	77.96%	82.39%	85.53%	80.24%

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.80%	0.74%	0.73%	0.71%	0.60%
Non-performing assets as a percent of total assets	0.55%	0.57%	0.56%	0.55%	0.47%
Allowance for credit losses as a percent of net loans	0.93%	1.01%	1.08%	1.12%	1.16%
Allowance for credit losses as a percent of non-performing loans	134.91%	137.03%	148.20%	159.19%	193.09%

Share Information:
Common stock, number of shares outstanding	5,735,226	5,737,036	5,737,036	5,684,784	5,686,288
Treasury stock, number of shares held	1,101,288	1,099,478	1,099,478	1,151,730	1,150,226
Book value per share	$15.67	$15.67	$15.15	$15.22	$15.17
Tier 1 leverage ratio	13.83%	13.37%	13.02%	12.87%	12.68%
Total risk-based capital ratio	18.79%	18.85%	18.64%	18.13%	17.77%